Exhibit 5.1
September 29, 2006
Vitro, S.A. de C.V.
Ave. Ricardo Margain Zozaya #400
Col. Valle del Campestre
San Pedro Garza García
Nuevo León, 66265 México

Re:	Vitro, S.A. de C.V. Rights Offering on Form F-3
Ladies and Gentleman:
     I, Alejandro Sánchez Mújica, General Counsel of Vitro, S.A. de C.V. (the “Company”), a corporation with variable capital (sociedad anónima de capital variable) organized under the laws of the United Mexican States (“Mexico”), have acted as internal legal counsel for the Company in connection with the issuance by the Company of preemptive rights to subscribe and pay for newly issued shares of common stock with no par value issued by the Company, hereinafter, the “Shares”, in the form of shares of common stock or American Depositary Shares, hereinafter the “ADSs”, to be represented by American Depositary Receipts, hereinafter the “ADRs”.
     The ADRs will be issued pursuant to the terms of the Amended and Restated Deposit Agreement, dated as of June 24, 2005 among the Company, The Bank of New York, as “Depositary”, and all owners and beneficial owners from time to time of ADRs issued thereunder, hereinafter, the “Deposit Agreement”.
     I am giving this opinion in connection with the Registration Statement on Form F-3, hereinafter, the “Registration Statement”, filed by the Company with the Securities and Exchange Commission of the United States of America to effect registration of the Shares and ADSs rights pursuant to the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     For purposes of this opinion, I have examined (i) the By-laws (estatutos) of the Company (ii) the Registration Statement and (iii) the minutes of the shareholders’ meeting of the Company held on September 27, 2006, the minutes of the meeting of the Board of Directors of the Company held on June 30, 2006, the minutes of the meeting of the Financial Committee of the Board of the Company held on August 25, 2006 and such other documents and certificates as I have deemed necessary for the purposes of the opinions expressed below (“the Transaction Documents”). I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.
     In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of documents executed or to be executed by parties other than the Company, I have assumed that such parties (other than the Company) had or will have the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties (other than the Company) of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.
     I am only authorized to practice law in México. The opinions expressed herein are limited solely to legal aspects and to the laws of México as in effect on the date hereof. I, therefore, express no opinion as to any aspect of the Company, the ADSs, the ADRs, the Shares, the Deposit Agreement, the Registration Statement or any other matter that is not a legal aspect or to any laws other than the laws of the México as in effect on the date hereof. My opinions are subject to the assumptions, qualifications and limitations set forth therein, including the following:
a)	In any proceedings brought to the courts of Mexico for the enforcement of the Transaction Documents or any judgment related thereto obtained in a foreign jurisdiction, a Mexican court would apply Mexican law in such proceedings.

b)	In the event that proceedings are brought in Mexico seeking performance of obligations of the Company in Mexico, pursuant to the Mexican Monetary Law, the Company may discharge its obligations by paying any sums due in a currency other than Mexican currency or in Mexican currency at the exchange rate prevailing in Mexico on the date when payment is made.
     Based upon and subject to the foregoing qualifications and limitations, I am of the opinion of that:
     (i) the Shares have been duly and validly authorized, and after commencement of the preemptive rights offering in México, as contemplated by the Registration Statement under the heading “The ADS Rights Offering”, and when deposited as contemplated in the Deposit Agreement included in the Registration Statement as Exhibit 4.6, will be validly issued and subscribed, fully paid and non-assessable.

     (ii) the statements in the prospectus under the caption “Taxation”, insofar as such statements purport to constitute summaries of matters of Mexican tax laws and regulations of legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.
          This opinion letter is limited to the matters expressly stated herein and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed are rendered and speak only as of the date hereof, and I specifically disclaim any responsibility to update such opinions or to advise you of subsequent developments affecting such opinions that hereafter may come to my attention.
     I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the reference to my name under the captions “Legal Matters”, “Enforceability of Civil Liabilities”, and “Undertakings” in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
Very truly yours,

/s/ Alejandro Sánchez Mújica
Alejandro Sánchez Mújica

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